NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 13, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 1, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Waste Connections, Inc. and Progressive Waste Solutions Ltd. became effective before on June 1, 2016. Each share of Common Stock of Waste Connections, Inc. was converted into one (1) post consolidation* Common Share of Progessive Waste Solutions, Inc. (renamed post-merger to Waste Connections, Inc.). * The merger consideration reflects a 1 for 2.076843 reverse stock split for Progressive Waste Solutions, Inc. (renamed Waste Connections, Inc.) The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 1, 2016.